UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of earliest event reported): November 5, 2010
MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-33009 (Commission File Number)	56-2248952 (IRS Employer Identification No.)
10720 Sikes Place
Charlotte, North Carolina 28277
(Address of principal executive offices, including zip code)
(704) 708-6600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 8, 2010 MedCath Corporation (“MedCath”) and the physician investors of TexSAn Heart Hospital announced it had entered into a definitive agreement to sell substantially all of the assets of the hospital to Methodist Healthcare System of San Antonio. The effective date of the agreement was November 5, 2010. The total purchase price is $76.25 million, plus retained working capital. MedCath anticipates it will receive approximately $58.0 in cash from the transaction after payment of retained liabilities, taxes and distribution to minority investors. This amount does not reflect unknown liabilities, if any, that relate to the pre-closing period that remain the responsibility of the limited partnership which owns TexSAn Heart Hospital. The transaction is expected to close during MedCath’s second fiscal quarter of 2011, which ends March 31, subject to regulatory approval and customary closing conditions. MedCath has guaranteed the obligations of the selling limited partnership under the purchase agreement to the buyer. A copy of the Asset Purchase Agreement is included as Exhibit 99.1.
The foregoing summary of documents described above are qualified in their entirety by reference to the actual document. Included herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the amount of proceeds the Company will receive from the asset disposition described above. The Company does not undertake any obligation to update forward-looking information.
Item 9.01 Financial Statements and Exhibits

Exhibit 99.1	Asset Purchase Agreement by and between Methodist Healthcare System of San Antonio, LTD., L.L.P. and Heart Hospital of San Antonio, LP
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION
Date: November 9, 2010	By:	/s/ James A. Parker
James A. Parker
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No	Description

Exhibit 99.1	Asset Purchase Agreement by and between Methodist Healthcare System of San Antonio, LTD., L.L.P. and Heart Hospital of San Antonio, LP